UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No.0)*


				STRYKER CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


			COMMON STOCK, $.10 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


				    863667101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

				DECEMBER 31, 2008

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


			(Continued on following page(s))
<PAGE 1 OF 5>






CUSIP No.863667101


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

		THE HUNTINGTON NATIONAL BANK
			EIN 31-0966785
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  [_]    NOT APPLICABLE
     (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

	ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           	91,568
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          	23,710,048
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         	76,792
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            	23,724,824
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

			23,801,616

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     [_]  NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

			5.895%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)



	BK



________________________________________________________________________________
<PAGE 2 OF 5>

CUSIP No.863667101


Item 1(a).  Name of Issuer:
				STRYKER CORPORATION
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

				2825 AIRVIEW BOULEVARD
				KALAMAZOO, MI 49002
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:
				THE HUNTINGTON NATIONAL BANK
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

				41 SOUTH HIGH STREET, COLUMBUS, OH 43215
            ____________________________________________________________________

Item 2(c).  Citizenship:
				UNITED STATES OF AMERICA
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:
				COMMON STOCK
            ____________________________________________________________________

Item 2(e).  CUSIP Number:
				863667101
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78o).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78o).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with s240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s240.13d-1(b)(1)(ii)(J).

<PAGE 3 OF 5>

CUSIP No.863667101


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
				23,801,616
          ______________________________________________________________________

     (b)  Percent of class:
				5.895%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote_____91,568____________,


          (ii)  Shared power to vote or to direct the vote____23,710,048_______,


          (iii) Sole power to dispose or to direct the disposition of___76,792_,


          (iv)  Shared power to dispose or to direct the disposition of
				23,724,824.



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

				NOT APPLICABLE
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

				NOT APPLICABLE
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

				NOT APPLICABLE
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

				NOT APPLICABLE
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

				NOT APPLICABLE
          ______________________________________________________________________

Item 10.  Certification.

     (a) The following certification shall be included if the statement is filed pursuant to s240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


     (b) The following certification shall be included if the statement is filed pursuant to s240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


<PAGE 4 OF 5>


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						   JANUARY 9, 2009

                                        ----------------------------------------
                                                        (Date)

						/s/ MICHELLE A. FORGACH

                                        ----------------------------------------
                                                      (Signature)

					MICHELLE A. FORGACH, COMPLIANCE SPECIALIST

                                        ----------------------------------------
                                                      (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement,provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s240.13d-7 for other parties for whom copies are to be sent.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).